Exhibit 99.1

DSP Group Announces Appointment of Cynthia Paul to the Board of Directors

Milpitas, Calif., April 9, 2018 - DSP Group®, Inc. (Nasdaq:DSPG), a leading global provider of wireless chipset solutions for converged communications, announced today the appointment of Ms. Cynthia Paul to DSP Group’s Board of Directors, effective April 4, 2018.

“We are very pleased to add a thought leader of Cynthia’s caliber to our board. We are confident that with her record of accomplishments both as an investor and in leading the growth of Conexant, Cynthia will be a valuable contributor to the DSP Group Board.” said Mr. Ken Traub, DSP Group’s Chairman of the Board of Directors.

Mr. Ofer Elyakim, CEO of DSP Group added: “We welcome Cynthia to our Board. Her deep investment and financial expertise, knowledge of the markets within which the company operates, and the leadership she has proven in the past will contribute to DSP Group’s future success.”

Cynthia Paul is currently the Chief Investment Officer of Lynrock Lake LP, an investment firm she founded in 2018. From 2002 to 2017, Ms. Paul was a portfolio manager at Soros Fund Management LLC (“SFM”), where she managed a portfolio across corporate credit, convertible bonds, and equities, with a focus on the technology industry. She served as Chairman of the Board of Directors of Conexant Systems LLC, a fabless semiconductor company, from 2013 to 2017. During her time as Chairman, Conexant executed a turnaround of its legacy business lines and rose to a leadership position in the audio market, culminating in an acquisition by Synaptics Incorporated. Ms. Paul joined SFM in 2000 and served as a SFM representative for the Council on Foreign Relations and on SFM's Investment Committee. Prior to joining SFM, she worked at The Palladin Group in 1999 and at JP Morgan from 1994 to 1999.

Ms. Paul graduated from Princeton University in 1994 with an Independent Major in Statistics and Operations Research, a Certificate from the Woodrow Wilson School for Public and International Affairs, and a Certificate in Engineering Management Systems. She is a board observer and former board member of AlphaSense LLC, a SaaS company providing intelligent search to enterprise customers. Ms. Paul became a CFA® charterholder in 2002.

About DSP Group

DSP Group®, Inc. (NASDAQ:DSPG) is a leading global provider of wireless chipset solutions for converged communications. Delivering semiconductor system solutions with software and hardware reference designs, DSP Group enables OEMs/ODMs, consumer electronics (CE) manufacturers and service providers to cost-effectively develop new revenue-generating products with fast time to market. At the forefront of semiconductor innovation and operational excellence for over two decades, DSP Group provides a broad portfolio of wireless chipsets integrating DECT/CAT-iq, ULE, Wi-Fi, PSTN, HDClear™, video and VoIP technologies. DSP Group enables converged voice, audio, video and data connectivity across diverse mobile, consumer and enterprise products – from mobile devices, connected multimedia screens, and home automation & security to cordless phones, VoIP systems, and home gateways. Leveraging industry-leading experience and expertise, DSP Group partners with CE manufacturers and service providers to shape the future of converged communications at home, office and on the go. For more information, visit www.dspg.com.

Contact:

Daniel Amir ,CVP, Business Development, Strategy and Investor Relations, Work: 1-415-726-5900, daniel.amir@dspg.com